Exhibit 99.1

                        STATEMENT FROM VESTA INSURANCE

    BIRMINGHAM, Ala., Oct. 20 /PRNewswire-FirstCall/ -- In response to inquiries made to Vesta Insurance Group, Inc. (NYSE: VTA) regarding the potential impact of Hurricane Wilma, the Company released the following statement:

    "As previously disclosed, Vesta's losses from Hurricanes Katrina and Rita did not reach the Company's catastrophe excess of loss reinsurance program threshold. Therefore, Vesta has complete reinsurance coverage in the event that Hurricane Wilma causes the Company losses in Florida. As previously disclosed in a Form 8-K filed on July 7, 2005, Vesta and its subsidiary insurance companies including Florida Select, have excess of loss catastrophe reinsurance in effect, including the Florida Hurricane Catastrophe Fund, to cover gross losses in excess of $20.0 million up to approximately $218.0 million in Florida. Additionally, the Company has a 50% quota share reinsurance agreement in place. As a result, in the event that Hurricane Wilma impacts Florida, the Company's maximum potential net loss exposure would be approximately $10.0 million plus any additional reinstatement premiums which will depend on the size of the gross loss."

    About Vesta Insurance Group, Inc.
    Vesta, headquartered in Birmingham, Ala., is a holding company for a group of insurance companies that primarily offer property insurance in targeted states.

    Additional Information and Where to Find It
    This press release may be deemed to be solicitation material in respect of the election of directors at the 2005 annual meeting. In connection with that meeting, the Company intends to file with the Securities and Exchange Commission
(SEC) a proxy statement regarding the election of directors at the annual meeting. Investors are urged to read the definitive proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information. The definitive proxy statement will be sent to the stockholders of the Company seeking their approval of the election of directors. In addition, you may obtain these documents free of charge at the website maintained by the SEC at www.sec.gov. Also, you may obtain documents filed with the SEC by the Company free of charge by requesting them in writing from Vesta Insurance Group, Attention: Investor Relations, 3760 River Run Drive, Birmingham, Alabama 35243 or by telephone at 205-970-7000.

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    Participants in Solicitation
    The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the annual meeting. Information about the Company's directors and executive officers and their ownership of the Company's common stock was included in the Company's proxy statement for its 2004 annual meeting, which was filed with the SEC on April 29, 2004 and Form 4 Beneficial Ownership reports filed subsequently on behalf of such persons. Additional information about the interests of the Company's participants in the solicitation of proxies in respect of the proposed transaction will be included in the proxy statement when it becomes available.

    Forward-Looking Statement
    This press release contains forward-looking statements, including statements related to the losses and potential losses from Hurricanes Katrina, Rita and Wilma. These statements are based on management's current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, the intensity and location of Hurricane Wilma; that the gross losses from Wilma will exceed our reinsurance protection; adverse development on previously incurred losses from Hurricanes Rita and Katrina, and other uncertainties, all of which are difficult to predict and some of which are beyond the Company's control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The company does not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.

SOURCE  Vesta Insurance Group, Inc.
    -0-                             10/20/2005
    /CONTACT: Charles R. Lambert, Vice President - Investor Relations of Vesta Insurance Group, Inc., +1-205-970-7030, or CLambert@vesta.com /
    /Web site:  http://www.vesta.com/
    (VTA)